FORM OF AGREEMENT AND PLAN OF REORGANIZATION
          This Agreement and Plan of Reorganization (this “Agreement”) is made as of this ___ day of December 2007, by and between WT Mutual Fund, a Delaware statutory trust (the “Trust”), on behalf of its Wilmington Multi-Manager Mid-Cap Fund (the “Mid-Cap Fund”), and the Trust on behalf of its Wilmington Multi-Manager Large-Cap Fund (the “Large-Cap Fund”).
          WHEREAS, the parties wish to enter into a plan of reorganization (the “Plan”) which will consist, among other things, of the transfer of assets of the Mid-Cap Fund to the Large-Cap Fund in exchange for shares of the Large-Cap Fund (the “Shares”), and the distribution of the Shares by the Mid-Cap Fund to its shareholders in connection with the dissolution of Fund; and
          WHEREAS, the parties intend that the transactions described in the preceding paragraph constitute a reorganization described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”); and
          WHEREAS, the reorganization is subject to, and shall be effected in accordance with, the terms of this Agreement, which is intended to be and is adopted by the Trust, on its own behalf and on behalf of the Mid-Cap Fund, and by the Trust, on its own behalf and on behalf of the Large-Cap Fund, as a “plan of reorganization” within the meaning of Section 368 of the Code;
          WHEREAS, the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), has determined that the Plan is in the best interests of the shareholders of the Mid-Cap Fund and the Large-Cap Fund, respectively, and that their interests would not be diluted as a result of the transactions contemplated thereby.
          NOW THEREFORE, in consideration of the agreements contained in this Agreement, the parties agree as follows:
ARTICLE I
TRANSFER OF ASSETS AND LIABILITIES
          Section 1.1. Transfer of Assets and Liabilities.
Subject to the terms and conditions set forth herein, on the Closing Date (as hereafter defined) the Mid-Cap Fund shall transfer all of its assets to the Large-Cap Fund. In exchange therefor, the Large-Cap Fund shall assume all of the liabilities of the Mid-Cap Fund and deliver to the Mid-Cap Fund a number of “A Shares” and “Institutional Shares” of the Large-Cap Fund which is equal to (i) the aggregate net asset value attributable to each such Class of shares of the Mid-Cap Fund at the close of business on the day preceding the Closing Date, divided by (ii) the net asset value per share of such Class of shares of the Large-Cap Fund outstanding at the close of business on the day preceding the Closing Date.

          Section 1.2. Liquidation of Mid-Cap Fund. Subject to the terms and conditions set forth herein, on the Closing Date, the Mid-Cap Fund shall liquidate and shall distribute pro rata to each Class of its shareholders of record in proportion to their respective numbers of shares of each Class held by such shareholders, determined as of the close of business on the day preceding the Closing Date, the same Class of Shares received by the Mid-Cap Fund pursuant to Section 1.1.
          Section 1.3. No Issuance of Share Certificates. The Mid-Cap Fund shall accomplish the liquidation and distribution provided for herein by opening accounts on the books of the Large-Cap Fund in the names of its shareholders and transferring to its shareholders the Shares credited to the account of the Mid-Cap Fund on the books of the Large-Cap Fund. No certificates evidencing Shares shall be issued.
          Section 1.4. Time and Date of Valuation. The number of Shares to be issued by the Large-Cap Fund to the Mid-Cap Fund shall be computed as of 4:00 p.m. (Eastern time) on the date preceding the Closing Date in accordance with the regular practices of the Mid-Cap Fund, the Large-Cap Fund and the Trust.
          Section 1.5. Closing Time and Place. The Closing Date shall be      , 2007, or such later date on which all of the conditions set forth in Article II have been fulfilled or otherwise waived by the parties hereto, but in any event not later than December 31, 2007, or such later date as the parties may mutually agree. All acts taking place on the Closing Date shall be deemed to be taking place simultaneously as of the commencement of business on the Closing Date, unless otherwise provided. The closing of the reorganization contemplated by the Plan (the “Closing”) shall be held at 10:00 a.m. (Eastern time) at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, Pennsylvania 19103, or such other time and/or place as the parties may mutually agree.
          Section 1.6. Delay of Valuation. If on the day preceding the Closing Date (a) the primary trading market for portfolio securities of either party is closed to trading or trading thereon is restricted, or (b) trading or the reporting of trading is disrupted so that an accurate appraisal of the value of the net assets of either party and an accurate calculation of the number of shares held by each shareholder is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.
          Section 1.7. Termination of Mid-Cap Fund. As promptly as practicable after the Closing, the Mid-Cap Fund shall dissolve.
ARTICLE II
CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THE
REORGANIZATION
          The respective obligation of each party to effect the reorganization contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          Section 2.1. Shareholder Approval. On or prior to the Closing Date, the shareholders of the Mid-Cap Fund shall have approved the transactions contemplated by this Agreement in accordance with the provisions of Delaware law and the 1940 Act.
          Section 2.2. No Injunctions or Restraints. On the Closing Date, no action, suit or other proceeding shall be pending before any court or government agency which seeks to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.
          Section 2.3. Consents. All consents of the other party and all other consents, orders and permits of Federal, state and local regulatory authorities deemed necessary by the Trust to permit consummation, in all material respects, of the transactions contemplated herein shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of either party or the Trust.
          Section 2.4. Effective Registration Statement. The Form N-1A Registration Statement of the Trust and the Form N-14 Registration Statement of the Trust with respect to the Shares shall continue to be effective and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated.
          Section 2.5. Tax Opinion. The parties shall have received an opinion of Pepper Hamilton LLP substantially to the effect that for Federal income tax purposes:
                    (a) The transfer of substantially all of the Mid-Cap Fund’s assets to the Large-Cap Fund in exchange for Shares and the assumption of the Mid-Cap Fund’s liabilities, and the distribution of the Shares to the Mid-Cap Fund’s shareholders in liquidation of the Mid-Cap Fund, will constitute a “reorganization” (the “Reorganization”) within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Mid-Cap Fund and the Large-Cap Fund each are a “party to a reorganization” within the meaning of Code Section 368(b);
                    (b) No gain or loss will be recognized by the Large-Cap Fund upon the receipt of the assets of the Mid-Cap Fund in exchange for Shares and the assumption of the liabilities of the Mid-Cap Fund, if any;
                    (c) No gain or loss will be recognized by the Mid-Cap Fund upon the transfer of its assets to, and the assumption of its liabilities by, the Large-Cap Fund in exchange for Shares and the assumption by the Large-Cap Fund of the Mid-Cap Fund’s liabilities;
                    (d) No gain or loss will be recognized by any shareholder of the Mid-Cap Fund upon the exchange of Mid-Cap Fund shares for Shares of the Large Cap Fund;

                    (e) The tax basis of each of the assets of the Mid-Cap Fund transferred to the Large-Cap Fund will be the same as the tax basis of each such asset to the Mid-Cap Fund immediately prior to the Reorganization;
                    (f) The adjusted tax basis of the Shares received by each Mid-Cap Fund shareholder pursuant to the Reorganization will be the same as the adjusted tax basis of the Mid-Cap Fund shares held by that shareholder immediately prior to the Reorganization;
                    (g) The holding period of each of the assets of the Mid-Cap Fund acquired by the Large-Cap Fund will include the period during which such asset was held by the Mid-Cap Fund; and
                    (h) The holding period of the Shares to be received by each Mid-Cap Fund shareholder will include the period during which the Mid-Cap Fund shares exchanged therefor were held by such shareholder, provided that such Mid-Cap Fund shares were held as capital assets on the date of the Reorganization.
          Section 2.6. Covenants, Representations and Warranties. Each party shall have performed all of its covenants set forth in Article 4, and its representations and warranties set forth in Article 3 shall be true and correct in all material respects on and as of the Closing Date as if made on such date, and the President or a Vice-President of the Trust shall have executed a certificate to such effect.
          Section 2.7. Statement of Assets and Liabilities. The Mid-Cap Fund shall have delivered to the Trust on the Closing Date a statement of its assets and liabilities, prepared in accordance with generally accepted accounting principles consistently applied, together with a certificate of its Treasurer or Assistant Treasurer as to its portfolio securities and the federal income tax basis and holding period as of the Closing Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          The parties represent and warrant as follows:
          Section 3.1. Structure and Standing. Each party represents and warrants that it is duly organized as a series of a statutory trust, validly existing and in good standing under the laws of the State of Delaware, and has the power to own all of its properties and assets and conduct its business.
          Section 3.2. Power. Each party represents and warrants that it has full power and authority to enter into and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement has been duly authorized by all necessary action of the Board of Trustees of the Trust; this Agreement does not violate, and its performance will not result in violation of, any provision of the Declaration of Trust of the Trust, or any agreement, instrument or other undertaking to which it is a party or by which it is bound; and this Agreement constitutes its valid and binding contract enforceable in accordance with its terms, subject to the effects of bankruptcy, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto.
          Section 3.3. Litigation. Each party represents and warrants that no litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending against it and, to the best of its knowledge, none is threatened against it or any of its properties or assets, which, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business; it knows of no facts which might form the basis for the institution of such proceedings; and it is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated.
          Section 3.4. Fund Assets. The Mid-Cap Fund represents and warrants that on the Closing Date the assets received by the Large-Cap Fund from the Mid-Cap Fund will be delivered to the Large-Cap Fund as provided in Section 1.1 free and clear of all liens, pledges, security interests, charges or other encumbrances of any nature whatsoever created by the Mid-Cap Fund and without any restriction upon the transfer thereof, except for such liabilities assumed as provided in Section 1.1.
          Section 3.5. The Shares. The Large-Cap Fund represents and warrants that on the Closing Date (a) the Shares to be delivered to the Mid-Cap Fund as contemplated in this Agreement will be duly authorized, validly issued, fully paid and nonassessable; (b) no shareholder of the Large-Cap Fund or any other series of the Trust has any preemptive right to subscription or purchase in respect thereof; (c) the Mid-Cap Fund will acquire the Shares free and clear of all liens pledges, security interests, charges or other encumbrances of any nature whatsoever created by the Trust and without any restriction on the transfer thereof; and (d) the Shares will be duly qualified for offering to the public in all of the states of the United States in which such qualification is required or an exemption from such requirement shall have been obtained.
          Section 3.6. Tax Status and Filings. Each party represents and warrants that it has satisfied the requirements of Subchapter M of the Code for treatment as a regulated investment company and has elected to be treated as such; it has filed or furnished all federal, state, and other tax returns and reports required by law to have been filed or furnished, and it has paid or made provision for payment of, so far as due, all federal, state and other taxes, interest and penalties; that no such return is currently being audited; and that no assessment has been asserted with respect to any such returns or reports.
          Section 3.7. Accuracy of Information. Each party represents and warrants that all information furnished by it to the other party for use in any documents which may be necessary in connection with the transactions contemplated by this Agreement will be accurate and complete and will comply in all material respects with federal securities and other laws and regulations applicable thereto.

          Section 3.8. Acquisition of the Shares. The Mid-Cap Fund represents and warrants that the Shares it acquires pursuant to this Agreement are not being acquired for the purpose of making any distribution thereof, except in accordance with the terms of this Agreement.
          Section 3.9. Financial Statements. Each party represents and warrants that its Statement of Assets and Liabilities as of September 30, 2007 provided to the other party has been prepared in accordance with generally accepted accounting principles consistently applied, and fairly reflects the financial condition of such party as of such date, and there are no known contingent liabilities of such party as of such date not disclosed therein.
          Section 3.10. No Adverse Changes. Each party represents and warrants that since September 30, 2007, there has not been any material adverse change in its financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business except as otherwise disclosed in writing to and accepted by the other party (for the purposes of this paragraph, a decline in net asset value per share of a party shall not constitute a material adverse change).
          Section 3.11. Proxy Statement. Each party represents and warrants that the Combined Proxy Statement and Prospectus contained in the Registration Statement on Form N-14 to be used in connection with the transaction contemplated hereby (only insofar as it relates to such party) will, on its effective date and on the Closing Date, not contain any untrue statement of material fact with respect to such party or omit to state a material fact required to be stated therein with respect to such party or necessary to make the statements therein with respect to such party, in light of the circumstances under which such statements were made, not materially misleading.
ARTICLE IV
COVENANTS
          Section 4.1. Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, each party shall operate its business in the ordinary course except as contemplated by this Agreement.
          Section 4.2. Shareholder Meeting. The Mid-Cap Fund shall call a special meeting of its shareholders as soon as possible for the purpose of considering the reorganization contemplated by this Agreement.
          Section 4.3. Preparation of Combined Proxy Statement and Prospectus. As soon as reasonably practicable after the execution of this Agreement, the Trust, on behalf of the Mid-Cap Fund, shall prepare and file a combined prospectus and proxy statement with respect to the reorganization with the United States Securities and Exchange Commission in form and substance satisfactory to both parties, and shall use its best efforts to provide that the combined prospectus and proxy statement can be distributed to the shareholders of the Mid-Cap Fund as promptly thereafter as is practicable. As soon as reasonably practicable, the parties shall also prepare and file any other related filings required under applicable state securities laws.
          Section 4.4. Fees and Expenses. Whether or not this Agreement is consummated, each party shall bear its respective costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.
          Section 4.5. Provision of Documents. Each party agrees that it will, from time to time as and when reasonably requested by the other party, provide or cause to be provided to the other party such information, execute and deliver or cause to be executed and delivered to the other party such documents, and take or cause to be taken such further action, as the other party may deem necessary in order to carry out the intent of this Agreement.
          Section 4.6. Mid-Cap Fund Liabilities. The Mid-Cap Fund will use its best efforts to discharge all of its financial liabilities and obligations prior to the Closing Date.
ARTICLE V
TERMINATION, AMENDMENT AND WAIVER
          Section 5.1. Termination. This Agreement may be terminated by resolution of the Board of Trustees of the Trust at any time prior to the Closing Date, if
                    (a) either party shall have breached any material provision of this Agreement; or
                    (b) circumstances develop that, in the opinion of such Board, make proceeding with the Plan inadvisable; or
                    (c) any governmental body shall have issued an order, decree or ruling having the effect of permanently enjoining, restraining or otherwise prohibiting the consummation of this Agreement.
          Section 5.2. Effect of Termination.
          In the event of any termination pursuant to Section 5.1, there shall be no liability for damage on the part of either party to the other party.
          Section 5.3. Amendment.
          This Agreement contains the entire agreement of the parties with respect to the reorganization contemplated by the Plan and may be amended prior to the Closing Date by the parties in writing at any time; provided, however, that there shall not be any amendment that by law requires approval by the shareholders of a party without obtaining such approval.
          Section 5.4. Waiver.
          At any time prior to the Closing Date, any of the terms or conditions of this Agreement may be waived by the Board of Trustees of the Trust if, in its judgment after consultation with legal counsel, such action or waiver will not have a material adverse effect on the benefits intended under this Agreement to the shareholders of the Mid-Cap Fund or the Large-Cap Fund, respectively.
ARTICLE VI
GENERAL PROVISIONS
          Section 6.1. Governing Law.
          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
          Section 6.2. Assignment.
          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by either party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.
          Section 6.3. Recourse.
          All persons dealing with the Large-Cap Fund or the Mid-Cap Fund must look solely to the property of the Large-Cap Fund or the Mid-Cap Fund for the enforcement of any claims against the Large-Cap Fund or the Mid-Cap Fund, respectively, as neither the trustees, directors, officers, agents nor shareholders of the Large-Cap Fund or the Mid-Cap Fund assume any personal liability for obligations entered into on behalf of the Large-Cap Fund or the Mid-Cap Fund, respectively.
          Section 6.4. Notices.
          Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy or certified mail addressed to either party at:
WT Mutual Fund
1100 North Market Street
Wilmington, DE 19890

Attn: Edward W. Diffin, Jr., Secretary
with a copy to:
Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, PA 19103
Attn: Joseph V. Del Raso
          IN WITNESS WHEREOF, each party has caused this Agreement to be executed and attested on its behalf by its duly authorized representatives as of the date first above written.

WT MUTUAL FUND, on behalf of its Wilmington Multi-Manager Mid-Cap Fund
By:
Neil Wolfson, President

WT MUTUAL FUND, on behalf of its Wilmington Multi-Manager Large-Cap Fund
By:
Neil Wolfson, President